Filed pursuant to Rule 433
                                                         File no.: 333-129159-33


The depositor has filed a registration statement (including a prospectus and any prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank at 1-800-503-4611.

                        THE SERIES 2006-AR19 CERTIFICATES

                        Initial         Pass
                       Principal       Through
 Class                 Balance(1)       Rate               Principal Types                Interest Types       CUSIP
------------------------------------------------------------------------------------------------------------------------
      Offered Certificates
Class A-1            $548,140,000        (2)        Super Senior, Pass-Through            Variable Rate      949789 AA 9
Class A-2             $37,260,000        (2)        Super Senior, Sequential Pay          Variable Rate      949789 AB 7
Class A-3             $20,717,000        (2)        Super Senior, Lockout                 Variable Rate      949789 AC 5
Class A-4             $60,000,000        (3)        Super Senior, Sequential Pay          Floating Rate      949789 AD 3
Class A-5             $20,000,000        (3)        Super Senior, Sequential Pay          Floating Rate      949789 AE 1
Class A-6             $43,979,000        (2)        Super Senior, Sequential Pay          Variable Rate      949789 AF 8
Class A-7             $38,427,000        (2)        Super Senior Support,Pass-Through     Variable Rate      949789 AG 6
Class A-8               (4)              (5)        Senior, Notional Amount               Inverse            949789 AH 4
                                                                                          Floating Rate,
                                                                                          Interest Only
Class A-IO              (6)           0.500%(7)     Senior, Notional Amount               Fixed Rate,        949789 AJ 0
                                                                                          Interest Only
Class A-R                    $100        (8)        Senior, Sequential Pay                Variable Rate      949789 AK 7
Class B-1             $20,414,500        (8)        Subordinated                          Variable Rate      949789 AL 5
Class B-2              $4,803,300        (8)        Subordinated                          Variable Rate      949789 AM 3
Class B-3              $2,802,000        (8)        Subordinated                          Variable Rate      949789 AN 1
    Non-Offered Certificates
Class B-4              $1,601,100        (8)        Subordinated                          Variable Rate      949789 AP 6
Class B-5              $1,200,900        (8)        Subordinated                          Variable Rate      949789 AQ 4
Class B-6              $1,200,823        (8)        Subordinated                          Variable Rate      949789 AR 2

----------------------------

(1)  Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date prior to the distribution date in October 2016 will be a per annum rate equal to the net WAC of the mortgage loans minus 0.50%. On and after the distribution date in October 2016, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in December 2006, this rate is expected to be approximately 5.690% per annum.

(3) Interest will accrue on these certificates during each interest accrual period at a per annum rate equal to the sum of one-month LIBOR plus the margin set forth in the table below. During each interest accrual period relating to the distribution dates after the optional termination date, each margin and minimum pass-through rate will increase to the corresponding margin and minimum pass-through rate set forth in the table below if the optional termination right is not exercised. The optional termination date is the first distribution date on which the depositor may purchase all the outstanding mortgage loans in the mortgage pool.


                                                                                    Minimum
                                                                                  Pass-Through
             Initial Pass-                Margin after                           Rate after the
             Through Rate                 the Optional           Minimum            Optional            Maximum
Class        (Approximate)    Margin    Termination Date    Pass-Through Rate   Termination Date   Pass-Through Rate
--------------------------------------------------------------------------------------------------------------------
Class A-4*           5.690%    0.450%              0.900%               0.450%            0.900%           **
Class A-5*           5.690%    0.450%              0.900%               0.450%            0.900%           **




     *In addition, under certain circumstances, the Class A-4 and Class A-5 Certificates are entitled to amounts received under the yield maintenance agreement.

     **The maximum pass-through rate with respect to each distribution date prior to the distribution date in October 2016 will be equal to the lesser of (i) the net WAC of the mortgage loans minus 0.50% and (ii) 9.50%. The maximum pass-through rate on and after the distribution date in October 2016 will be equal to the lesser of (i) the net WAC of the mortgage loans and (ii) 9.50%.

(4) The Class A-8 Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $80,000,000.

(5) The pass-through rate with respect to each distribution date prior to the distribution date in October 2016 will be a per annum rate equal to the excess, if any, of (i) the net WAC of the mortgage loans over (ii) the sum of the weighted average pass-through rate on the Class A-4 and Class A-5 Certificates and 0.50%. On and after the distribution date in October 2016, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans minus the weighted average pass-through rate on the Class A-4 and Class A-5 Certificates. For the initial distribution date in December 2006, this rate is expected to be 0.000% per annum.

(6) The Class A-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $768,523,000. On and after the distribution date in October 2016, the notional amount of the Class A-IO Certificates will be zero.

(7) The pass-through rate with respect to each distribution date prior to the distribution date in October 2016 will be 0.500% per annum. On and after the distribution date in October 2016, the pass-through rate will be zero and the Class A-IO Certificates will be entitled to no further distributions of interest.

(8) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in December 2006, this rate is expected to be approximately 6.190% per annum.

Allocation of Amount to be Distributed on the Class A Certificates


    On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

    first, to the Class A-R Certificates; and

    second, concurrently, as follows:

        (a) approximately 5.0001106018%, to the Class A-7 Certificates; and

        (b) approximately 94.9998893982%, concurrently, as follows:

            (i) approximately 75.0777979882 %, to the Class A-1 Certificates;
                and

            (ii) approximately 24.9222020118%, sequentially, as follows:

                (A) sequentially, up to $25,000 for such Distribution Date, as follows:

                    (1) to the Class A-3 Certificates, up to the Priority Amount for such Distribution Date;

                    (2) concurrently, to the Class A-4 and Class A-5 Certificates, pro rata; and

                    (3)  sequentially, to the Class A-3 and Class A-6
                         Certificates.

                (B) to the Class A-2 Certificates, up to $621,000 for such
                    Distribution Date;

                (C) to the Class A-3 Certificates, up to the Priority Amount for
                    such Distribution Date;

                (D) concurrently, to the Class A-4 and Class A-5 Certificates, pro rata; and

                (E) sequentially, to the Class A-3, Class A-6 and Class A-2
                    Certificates.

    The "Priority Amount" for any Distribution Date means the lesser of (a) the Principal Balance of the Class A-3 Certificates and (b) the sum of (x) the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the excess of (I) the product of (A) the Scheduled Principal Amount and (B) 23.6760643468% over (II) the minimum of (A) the Principal Balance of the Class A-2 Certificates, (B) $621,000 and (C) the excess, if any, of the Class A Principal Distribution Amount available for distribution pursuant to priority second (b)(ii) above over $25,000 and (y) the product of (i) the Priority Percentage, (ii) the Prepayment Shift Percentage, (iii) the Unscheduled Principal Amount and (iv) 23.6760643468%.

    The "Priority Percentage" means the Principal Balance of the Class A-3 Certificates divided by the sum of the Principal Balances of the Class A-3, Class A-4 and Class A-5 Certificates.

    The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the amounts for such Mortgage Loan described in clauses I(i) and I(iv) of the definition of "Class A Optimal Principal Amount".

    The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the amounts for such Mortgage Loan described in clauses I(ii) and I(iii) of the definition of "Class A Optimal Principal Amount".

    The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

 Distribution Date Occurring In                 Shift Percentage
-----------------------------------             ----------------
December 2006 through November 2011                     0%
December 2011 and thereafter                          100%

The "Prepayment Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                  Prepayment Shift Percentage
-----------------------------------             ---------------------------
December 2006 through November 2011                     0%
December 2011 through November 2012                    30%
December 2012 through November 2013                    40%
December 2013 through November 2014                    60%
December 2014 through November 2015                    80%
December 2015 and thereafter                          100%